PLAN OF ACQUISITION

California Insured Intermediate Municipal Fund and California Municipal Fund

     The Board of Directors of Principal Investors Fund, Inc., a Maryland corporation (the “Fund”), deems it advisable that the California Municipal Fund of the Fund (the “California Municipal Fund”) acquire all of the assets of the California Insured Intermediate Municipal Fund of the Fund (the “California Intermediate Fund”) in exchange for the assumption by the California Municipal Fund of all of the liabilities of the California Intermediate Fund and shares issued by the California Municipal Fund which are thereafter to be distributed by the California Intermediate Fund pro rata to its shareholders in complete liquidation and termination of the California Intermediate Fund and in exchange for all of the California Intermediate Fund’s outstanding shares.

     The California Intermediate Fund will transfer to the California Municipal Fund, and the California Municipal Fund will acquire from the California Intermediate Fund, all of the assets of the California Intermediate Fund on the Closing Date and will assume from the California Intermediate Fund all of the liabilities of the California Intermediate Fund in exchange for the issuance of the number of shares of the California Municipal Fund determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of the California Intermediate Fund in complete liquidation and termination of the California Intermediate Fund and in exchange for all of the California Intermediate Fund’s outstanding shares. The California Intermediate Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the California Intermediate Fund in proper form prior to the Closing Date shall be fulfilled by the California Intermediate Fund. Redemption requests received by the California Intermediate Fund thereafter will be treated as requests for redemption of those shares of the California Municipal Fund allocable to the shareholder in question.

     The California Intermediate Fund will declare, and the California Municipal Fund may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

     On the Closing Date, the California Municipal Fund will issue to the California Intermediate Fund a number of full and fractional shares of the California Municipal Fund, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the California Intermediate Fund. The aggregate value of the net assets of the California Intermediate Fund and the California Municipal Fund shall be determined in accordance with the then current Prospectus of the California Municipal Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

     The closing of the transactions contemplated in this Plan (the “Closing”) shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-2080 at 3:00 p.m. Central Time on February 22, 2008, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”

     In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the California Municipal Fund or the California Intermediate Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

     As soon as practicable after the Closing, the California Intermediate Fund shall (a) distribute on a pro rata basis to the shareholders of record of the California Intermediate Fund at the close of business on the Closing Date the shares of the California Municipal Fund received by the California Intermediate Fund at the Closing in exchange for all of the California Intermediate Fund’s outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund’s Articles of Incorporation.

     For purposes of the distribution of shares of the California Municipal Fund to shareholders of the California Insured Intermediate Bond Fund, the California Municipal Fund shall credit its books an appropriate number its shares to the account of each shareholder of the California Intermediate Fund. No certificates will be issued for shares of the California Municipal Fund. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the California Intermediate Fund, shall be deemed for all purposes of the Fund’s Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the California Municipal Fund to be credited on the books of the California Municipal Fund in respect of such shares of the California Intermediate Fund as provided above.

     Prior to the Closing Date, the California Intermediate Fund shall deliver to the California Municipal Fund a list setting forth the assets to be assigned, delivered and transferred to the California Municipal Fund, including the securities then owned by the California Intermediate Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the California Municipal Fund pursuant to this Plan.

     All of the California Intermediate Fund’s portfolio securities shall be delivered by the California Intermediate Fund’s custodian on the Closing Date to the California Municipal Fund or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of the California Municipal Fund or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the California Intermediate Fund’s account at its custodian to the California Municipal Fund’s account at its custodian. If on the Closing Date the California Intermediate Fund is unable to make good delivery to the California Municipal Fund’s custodian of any of the California Intermediate Fund’s portfolio securities because such securities have not yet been delivered to the California Intermediate Fund’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the California Intermediate Fund shall deliver to the California Municipal Fund’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the California Municipal Fund, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by the California Municipal Fund.

     This Plan may be abandoned and terminated by the Board of Directors should they determine that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time.

     Except as expressly provided otherwise in this Plan, the California Intermediate Fund will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants’ fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or Vice President as of the 11th day of September, 2007.

PRINCIPAL INVESTORS FUND, INC. on behalf of the following Acquired Fund: California Insured Intermediate Municipal Fund

/s/ Ralph C. Eucher By: Ralph C. Eucher, President and Chief Executive Officer

PRINCIPAL INVESTORS FUND, INC. on behalf of the following Acquiring Fund: California Municipal Fund

/s/ Michael J. Beer By:

Michael J. Beer, Executive Vice President and Chief Financial Officer